SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant

   Check the appropriate box:
   Preliminary Proxy Statement
   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
   Definitive Proxy Statement
   [X] Definitive Additional Materials
   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       CARRINGTON LABORATORIES, INC.
            (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:


      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:
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                         Carrington Laboratories, Inc.
                             2001 Walnut Hill Lane
                              Irving, Texas 75038
                             Phone: (972) 518-1300



   May 5, 1997




   Dear Shareholder:

   Enclosed with this letter are the Notice of Annual Meeting of Shareholders to be held on May 22, 1997, the related Proxy Statement and proxy, and the 1996 Annual Report to Shareholders.

   Due to unavoidable and unforseen delays, it was not possible to send the enclosed items to shareholders on the date indicated in the second paragraph on page 1 of the Proxy Statement, as we had planned at the time the Proxy Statement was printed. Instead, the approximate date on which all of these items are first being sent to shareholders is May 5, 1997.

   We considered changing the date of the annual meeting but decided not to do so for several reasons. Consequently, the period between the date on which you are receiving the enclosed materials and the date of this year's annual meeting is shorter than the notice period we normally try to provide. We sincerely regret this fact and hope it does not cause you any inconvenience.

   In order to ensure the existence of a quorum and avoid the trouble and expense of adjourning or postponing the meeting to a future date, it is extremely important that you mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote in person, if you wish.

   Sincerely,




   Carlton E. Turner, Ph.D., D.Sc.
   President/Chief Executive Officer

   Enclosure